5:

                                                                File No. 70-6458



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ----------------------------------


                         Post-Effective Amendment No. 26

                                       to

                                    FORM U-1

                        --------------------------------


                           APPLICATION OR DECLARATION

                                      under

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                       ***

                         INDIANA MICHIGAN POWER COMPANY
            One Summit Square, P.0. Box 60, Fort Wayne, Indiana 46801
            ---------------------------------------------------------

                   (Name of company filing this statement and
                     address of principal executive offices)

                                       ***

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                       ***

                        A. A. Pena, Senior Vice President
                   American Electric Power Service Corporation
                     1 Riverside Plaza, Columbus, Ohio 43215

                         Susan Tomasky, General Counsel
                   American Electric Power Service Corporation
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
                   (Names and addresses of agents for service

     The undersigned Indiana Michigan Power Company, formerly Indiana & Michigan Electric Company ("I&M"), hereby amends its Application or Declaration on Form U-1 in File No. 70-6458, as heretofore amended as follows:

1. To update the information provided pursuant to Rule 54 by substituting the following five paragraphs at the end of ITEM 1 for the current five paragraphs in said ITEM 1:

                          As of December 31, 1999,  Standard & Poor's  rating of
                  secured debt for AEP's Operating  Subsidiaries was as follows:
                  APCo, A; CSP, A-; I&M, A-; KPCo, A; and OPCo, A-. As of December 31, 1999, Standard & Poor's rating of secured debt for CSW's Operating Subsidiaries was as follows: Central Power and Light Company ('CPL') A; Public Service Company of Oklahoma ('PSO'), AA-; Southwestern Electric Power Company ('SWEPCo'), AA-; and West Texas Utilities Company ('WTU'), A.

                           As of September 30, 2000, Standard & Poor's rating of
                  secured debt for AEP's Operating  Subsidiaries was as follows:
                  APCo, A; CSP, A-; I&M, A-; KPCo, A- and OPCo, A-. As of September 30, 2000, Standard & Poor's rating of secured debt for CSW's Operating Subsidiaries was as follows: CPL, A-; PSO, A; SWEPCo, A; and WTU, A-.

                           AEP will  continue  to maintain  in  conformity  with
                  United States generally accepted accounting principles and make available the books and records required by Rule 53(a)(2). AEP does, and will continue to, comply with the requirement that no more than 2% of the employees of AEP's electric utility operating subsidiaries shall, at any one time, directly or indirectly, render services to an EWG or FUCO in which AEP directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, AEP will continue to submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's electric utility operating subsidiaries, satisfying Rule 53(a)(4). Rule 53(c) is inapplicable by its terms because the proposals contained herein do not involve the issue and sale of securities (including any guarantees) to finance an acquisition of an EWG or FUCO.

                           Rule 53(b). (i) Neither AEP nor any subsidiary of AEP
                  is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($3,509,500,000) represented a decrease of approximately $9,490,000 (or 0.003%) in the average consolidated retained earnings from the previous four quarterly periods ($3,518,990,000); and (iii) for the fiscal year ended December 31, 1999, AEP did not report operating losses attributable to AEP's direct or indirect investments in EWGs and FUCOs.

                           As noted,  AEP was authorized to invest up to 100% of
                  its consolidated retained earnings in EWGs and FUCOs. In connection with its consideration of AEP's application for the 100% Order and preceding Orders, the Commission reviewed AEP's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to AEP involved with investments in EWGs and FUCOs, the Commission determined that permitting AEP to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP, nor would it have an adverse impact on any of its electric utility operating subsidiaries or their customers, or on the ability of state commissions to protect the electric utility operating subsidiaries or their customers.


2.  By adding the following Revised ITEM 2 - FEES, COMMISSIONS & EXPENSES:

                  ITEM 2.  FEES, COMMISSIONS AND EXPENSES
                           No other fees,  commissions  or  expenses  other than
                  expenses estimated not to exceed $1,000 and to be billed at cost by American Electric Power Service Corporation, are to be paid or incurred by I&M in connection with the proposed transactions.

3.  By filing the following exhibit:

                  ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS.
                           The  following  exhibit is being  filed  with this
                  Post-Effective Amendment:

                  Exhibit F  -  Opinion of Counsel

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 25 to be signed on its behalf by the undersigned thereunto duly authorized.

                                    INDIANA MICHIGAN POWER COMPANY


                                    By /s/ A. A. Pena
                                         Vice President

Dated:  January 5, 2001

                                                                       Exhibit F


Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C. 20549

January 5, 2001

Re:      Indiana Michigan Power Company ("I&M")
         SEC File No. 70-6458

Gentlemen:

In connection with the transactions proposed and described in the post-effective amendments to the Application or Declaration on Form U-1 filed by I&M with this Commission in the captioned proceeding, to which this opinion is an exhibit, I wish to advise you as follows:

I am of the opinion that I&M is a corporation validly organized and duly existing under the laws of the state in which it was incorporated.

I am further of the opinion that, in the event that the proposed transactions are consummated in accordance with said Application or Declaration:

(a) all state laws applicable to the proposed transactions will have been complied with;

(b) consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by I&M or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the above-captioned Application or Declaration, as amended.

Very truly yours,

/s/  Ann B. Graf

Ann B. Graf
Counsel for Indiana Michigan Power Company
205: